INVESTMENT BANKING GROUP
919 Third Avenue, 6th Fl., New York, NY 10022
Tel: 212.466.7700/800.635.6855
Fax: 212.466.7711

July 16, 2004

Board of Directors

BankFinancial MHC, Inc.

BankFinancial Corporation

BankFinancial FSB

15W060 Frontage Road

Burr Ridge, Illinois 60527

Attention:	Mr. F. Morgan Gasior
Chairman of the Board

Gentlemen:

Reference is made to the engagement letter dated September 24, 2003 between Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) and BankFinancial MHC, Inc. and its subsidiaries, BankFinancial Corporation and BankFinancial FSB (collectively, the “Company”), pursuant to which Sandler O’Neill acts as an independent financial advisor to the Company in connection with the Company’s consideration of a possible minority stock issuance or a full conversion from mutual to stock form (the “Engagement Letter”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Engagement Letter. This letter is to supplement and amend the Engagement Letter.

The first sentence of the fifth paragraph of the section in the Engagement Letter captioned “Miscellaneous” shall be amended in its entirety to read as follows:

Either Sandler O’Neill or the Company may terminate this agreement if an Agency Agreement is not entered into prior to March 31, 2005.

In all other respects, the Engagement Letter shall remain unchanged and in full force and effect.

Please confirm your agreement with the foregoing by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,
Sandler O’Neill & Partners, L.P.

By:	Sandler O’Neill & Partners Corp., the sole general partner.

By:
Catherine A. Lawton
Vice President

Acknowledged and agreed to as of

the date written above:

BankFinancial MHC, Inc.

BankFinancial Corporation

BankFinancial FSB

By:
Its:

Sandler O’Neill & Partners, L.P., is a limited partnership, the sole general partner of which is Sandler O’Neill & Partners Corp., a New York Corporation.

INVESTMENT BANKING GROUP
919 Third Avenue, 6th Fl., New York, NY 10022
Tel: 212.466.7700/800.635.6855
Fax: 212.466.7711

September 24, 2003

Board of Directors

BankFinancial MHC, Inc.

BankFinancial Corporation

BankFinancial FSB

15W060 Frontage Road

Burr Ridge, Illinois 60527

Attention:	Mr. F. Morgan Gasior
Chairman of the Board

Gentlemen:

We understand that the Boards of Directors of BankFinancial MHC, Inc. (“BFMHC”) and its subsidiaries, BankFinancial Corporation (“BFC”) and BankFinancial FSB (the “Bank”), are considering the strategic benefits of a possible minority stock issuance or a full conversion from mutual to stock form (BFMHC, BFC and the Bank are collectively referred to herein as the “Company” and their respective Boards of Directors are collectively referred to herein as the “Board”).

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as an independent financial advisor to the Board in its consideration of such alternatives (“General Advisory Services”). If the Board ultimately determines to pursue a minority stock issuance or to pursue a full conversion from mutual to stock form, Sandler O’Neill will be pleased to perform the conversion agent services (“Conversion Agent Services”) described below. This letter is to confirm the terms and conditions of our engagement.

GENERAL ADVISORY SERVICES

In connection with Sandler O’Neill’s General Advisory Services, we would expect to work with the Company’s management, its counsel, accountants and other advisors to assess the Company’s strategic alternatives. We anticipate that our activities would include, as appropriate, the following:

1.	A review of the current business and financial characteristics of the Company, including a review of the bank’s deposit market share, financial performance, trends and peer group comparison;

Sandler O’Neill & Partners, L.P., is a limited partnership, the sole general partner of which is Sandler O’Neill & Partners Corp., a New York Corporation.

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2.	An analysis of the financial impact on the Company of a minority stock issuance or a conversion to full stock form;

3.	A review of capital management strategies available to the Company following a minority stock offering or a full conversion;

4.	A review of other strategic alternatives available to the Company; and

5.	Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O’Neill and the Company.

Sandler O’Neill will provide the General Advisory Services to the Company under the terms of this Agreement as an accommodation to the Company, for which Sandler O’Neill is not charging any fee or seeking any expense reimbursement.

CONVERSION ADVISORY SERVICES

Sandler O’Neill will serve as financial advisor to the Company in the event that the Board determines to undertake either an offering of minority shares (an “MHC Offering”) or to reorganize into full stock form (a “Conversion Offering”). As you know, an MHC Offering or Conversion Offering will necessarily involve a sale of shares of common stock to eligible members in a Subscription Offering, and under certain circumstances could involve a sale of shares of common stock to members of the Bank’s community in a Direct Community Offering and to the general public in a Syndicated Community Offering. In the case of any such offering of common stock (collectively, an “Offering”), we anticipate that our services would include the following, each as may be necessary and as the Company may reasonably request:

1.	Consulting as to the securities marketing implications of any aspect of the Offering or related corporate documents;

2.	Reviewing with the Board the independent appraiser’s appraisal of the common stock;

3.	Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

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4.	Assisting in the design and implementation of a marketing strategy for the Offering;

5.	Assisting management in scheduling and preparing for meetings with potential investors and broker-dealers; and

6.	Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

If an Offering is consummated, the Company agrees to pay Sandler O’Neill for its Conversion Advisory Services the fees set forth below:

1.	With respect to any MHC Offering, a fee of one percent (1.0%) of the aggregate Actual Purchase Price (defined below) of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding shares purchased by (a) any employee benefit plan of the Company established for the benefit of its directors, officers and/or employees, and/or (b) any director, officer or employee of the Company or members of their immediate families, or any of their respective individual retirement plans;

2.	With respect to any Conversion Offering, a fee of nine-tenths of one percent (0.90%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding shares purchased by (a) any employee benefit plan of the Company established for the benefit of its directors, officers and/or employees, and/or (b) any director, officer or employee of the Company or members of their immediate families, or any of their respective individual retirement plans; and

3.

In the case of either an MHC Offering or a Conversion Offering, if any shares of common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth below, Sandler O’Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. It is understood that in no event shall Sandler O’Neill be obligated to act as a selected dealer or to take or purchase any shares of the Company’s common stock in any Offering. With respect to any shares of the Company’s common stock sold by an NASD member firm (other than Sandler O’Neill) under any selected dealers agreement in any Syndicated Community Offering, the Company agrees to pay (a) the sales commission payable to the selected dealer under such agreement, (b) any

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sponsoring dealer’s fees, and (c) a management fee to Sandler O’Neill of one percent (1.0%). Any fees payable to Sandler O’Neill for common stock sold by Sandler O’Neill as a selected dealer under any such agreement shall be limited to an aggregate of one percent (1.0%) of the Actual Purchase Price of such shares. Sandler O’Neill will endeavor to limit the aggregate fees to be paid by the Company under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, but in no event shall such fees exceed 6% of the Actual Purchase Price of the shares sold under such agreements.

For purposes of this letter, the term, “Actual Purchase Price” shall mean the price at which the shares of the Company’s common stock are sold in the Offering. If (a) Sandler O’Neill’s engagement hereunder is terminated for any reason or (b) the Offering is terminated by the Company, no fees shall be payable by the Company to Sandler O’Neill hereunder; however, the Company shall reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, subject to the terms and maximum limitation set forth under the caption “Costs and Expenses” below.

All fees payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offering. In recognition of the long lead times involved in the offering process, the Company agrees to make advance payments to Sandler O’Neill in the aggregate amount of $50,000, $25,000 of which shall be payable upon the Company’s determination to undertake an Offering and the remaining $25,000 of which shall be payable upon commencement of the Subscription Offering, all of which shall be credited against any fees or reimbursement of expenses payable hereunder.

CONVERSION AGENT SERVICES

Should the Company determine to undertake an Offering, the Company agrees that Sandler O’Neill shall also serve as conversion or records management agent for the Company in connection therewith. The terms and conditions of that engagement shall be set forth in a separate engagement letter which shall contain terms and conditions customary for such services and shall provide for a fee of $35,000 ($.25 per member account) and the reimbursement of reasonable out-of-pocket expenses.

EXPENSES

The Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its Conversion Advisory Services, regardless of whether the Offering is consummated, including, without limitation, legal fees,

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advertising, promotional, syndication, and travel expenses; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company, and provided further, that the Company shall not be required to reimburse any expenses exceeding $50,000 in the aggregate unless Sandler O’Neill has obtained the Company’s prior approval of such expenses (such approval not to be unreasonably withheld). The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (a) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (b) the cost of printing and distributing the offering materials; (c) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (d) listing fees; and (e) all fees and disbursements of the Company’s counsel, accountants and other advisors, In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated; provided, however, that Sandler O’Neill shall not incur any substantial expenses on behalf of the Company pursuant to this paragraph without the prior approval of the Company.

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the Conversion Advisory Services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees, as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information which Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

The Company agrees that if Sandler O’Neill’s counsel does not serve as counsel with respect to blue sky matters in connection with the Offering, the Company will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offering, including Sandler

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O’Neill’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as otherwise required by law or regulation, Sandler O’Neill agrees that it will not disclose any Confidential Information relating to the Company or the Bank obtained in connection with its engagement hereunder; provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in connection with the Offering and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

In the event that Sandler O’Neill is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this agreement, Sandler O’Neill will furnish only that portion of the Confidential Information that is legally required.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of any

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Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final proxy statement or prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (b) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O’Neill.

The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

MISCELLANEOUS

The Company will furnish Sandler O’Neill with such information as Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that Sandler O’Neill (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets, collateral securing assets or liabilities of the Company.

The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.

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With respect to the provision of Conversion Advisory Services, Sandler O’Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with any Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to any Offering shall be (i) the Company’s obligation to reimburse costs and expenses pursuant to and subject to the limits specified in the section captioned “Costs and Expenses,” (ii) those set forth under the captions “Confidentiality” and “Indemnification,” and (iii) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O’Neill in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (a) Sandler O’Neill’s satisfaction with its investigation of the Company’s and the Bank’s business, financial condition and results of operations, (b) preparation of offering materials that are satisfactory to Sandler O’Neill, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offering.

Either Sandler O’Neill or the Company may terminate this agreement if an Agency Agreement is not entered into prior to July 31, 2004. Notwithstanding any other provisions of this letter agreement, in the event the Office of Thrift Supervision determines that any one or more provision(s) of this letter agreement are not binding or enforceable against the Bank, then such provision(s) shall have no force and effect upon the Bank.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

Sandler O’Neill & Partners, L.P.
By:	Sandler O’Neill & Partners Corp., the sole general partner.

By:
Thomas P. Duke
Vice President

Accepted and agreed to as of

the date first written above:

BankFinancial MHC, Inc.

BankFinancial Corporation

BankFinancial FSB

By:

Its:	Chairman/CEO